Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Ultra Petroleum Corp. for the registration of $850,000,000 in aggregate principal of 6.125% Senior Notes due 2024 and to the incorporation by reference therein of our reserves report dated February 4, 2015, as of December 31, 2014, of the “Estimates of Reserves and Future Revenue to the Ultra Petroleum Corp. Interest in certain Gas Properties located in Pennsylvania, Utah, and Wyoming as of December 31, 2014” for Ultra Petroleum Corp.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

September 14, 2015